Exhibit 10.20

[Executive Name]

Personal & Confidential

May 24, 2022

Dear [Executive]:

SUBJECT: 2022 Short-Term Incentive (“STI”) Participation Letter

You are a valuable member of Diamond Offshore and your continued employment is important to the Company’s future success. As such, you have been designated as a participant in the 2022 Executive Short-Term Incentive Plan (the “Plan”). This letter provides a summary of the Plan, so please read carefully.

I.
Plan Summary

The Compensation Committee recently approved the Plan for the Company’s executive leadership team members. The Plan target amount will be calculated on the participant’s annual base salary. Additional details are outlined below.

A.
Program Duration: 12-month performance period, effective January 1, 2022, to December 31, 2022.
B.
Performance Goals: There are three approved 2022 STI Performance Metrics which include: EBITDA, HSE and a Key Strategic Initiative goal. The specific Threshold, Target and Stretch goals are set forth in Exhibit A.
C.
Payout Details: Payout amount is based on the achievement of the Performance Goal; the actual Plan payment may vary from 0 % to 150% of the Plan Target payment. You will be entitled to a Plan payment only upon achievement of results equal to or greater than the Threshold level of the Performance goal as described in Exhibit A. Promptly after the end of the performance period and as soon as financial results are available, the Compensation Committee will review the applicable performance goal achievement level and approve the Plan amount payable to each participant.
D.
Payment Timing: If no Change in Control (CIC) of the Company occurs prior to December 31, 2022, payment will occur as soon as administratively possible upon Compensation Committee approval.
E.
Termination Provisions: If a participant is terminated by the Company without Cause or his employment is terminated as the result of his death or Disability, in each case before December 31, 2022, then the participant will be eligible to receive a Plan payout prorated from January 1, 2022 to the date of termination consistent with achievement against the Plan’s performance goals.

F.
CIC Provisions: If a CIC occurs prior to December 31, 2022, any participant who is not terminated by the Company or the combined company without Cause before December 31, 2022, or whose employment is not terminated as the result of his death or Disability before December 31, 2022,
G.
will remain eligible for a Plan payout consistent with achievement against the Plan’s performance goals.
H.
Other Terminations: Any participant who is terminated with Cause at any time or who voluntarily resigns before December 31, 2022, will not be eligible for a Plan payout.
I.
Other Company Plans: For the avoidance of doubt, nothing in this letter amends or changes the terms of any other employment benefit or plan of the Company, including, but not limited to, the Amended and Restated Supplemental Severance Plan and the Amended and Restated Key Employee Severance Plan.
J.
Employment Status: Nothing in this letter shall constitute a contract of employment or impose on the participant or the Company any obligation for the participant to remain an employee or change the status of the Company or the policies of the Company regarding termination of employment or the Company’s ability to change employment terms, including job status, title, duties, or compensation.

II.
Bonus Payment

Outlined are your Plan award details.

2022 Short Term Incentive
Name	Title	Base Salary	Target Bonus %	Annual Short Term Incentive Threshold (50%)	Annual Short Term Incentive Target (100%)	Annual Short Term Incentive Stretch (150%)
[Executive Name]	[Executive Title]	[XX]	[XX]	[XX]	[XX]	[XX]

III.
2022 STI Performance Metrics Summary

Three approved 2022 STI Performance Metrics refer to Exhibit A for metric details.

Congratulations on participating in the 2022 Executive Short-Term Incentive Plan.

Regards,

/s/ Bernie Wolford, Jr.

Bernie Wolford, Jr.

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President & CEO

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Exhibit A

[Performance goal threshold, target and stretch levels and calculations] [Omitted]

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